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                                 EXHIBIT 12

                      CHORUS COMMUNICATIONS GROUP, LTD.

Computation of Ratio of Earnings to Fixed Charges

                                  Year Ended December 31
                     1997       1996        1995       1994        1993
                     ----       ----        ----       ----        ----

In Thousands:
Net Income<F1>      $5,136     $4,741      $4,572     $3,888      $3,937

Income Tax
 Expense             3,218      2,932       2,781      2,356       2,255

Interest Charges     1,301      1,408       1,203      1,132       1,185
                    ------     ------      ------     ------      ------

Total Earnings       9,655      9,081       8,556      7,376       7,377

Interest Expense     1,301      1,408       1,203      1,132       1,185
                    ------     ------      ------     ------      ------

Ratio                7.42       6.45        7.11       6.52        6.23
                    ======     ======      ======     ======      ======

<F1> For 1996, the amount is before extraordinary charge.

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